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10.96

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made as of the 4th day of September, 2001, by and among Charles McAnsin Associates, A Limited Partnership, a Massachusetts limited partnership ("Seller"), Quaker Fabric Corporation of Fall River, a Massachusetts corporation ("Buyer"), and joined in for the limited purposes set forth herein by Stewart Title Guaranty Corporation, as escrow agent ("Escrow Agent").

                                   BACKGROUND

      A. Seller is the owner of the parcel of land with the approximately 164,000 square foot building thereon ("Improvements") at 1450 Brayton Avenue, Fall River, Massachusetts, more particularly described in Exhibit A hereto, together with all easements, rights and privileges appurtenant thereto, (the "Property").

      B. Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the purchase price and on the other terms and conditions hereinafter set forth.

                              TERMS AND CONDITIONS

      In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

      1. Sale and Purchase. Seller hereby agrees to sell, transfer and convey all of Seller's right, title and interest in the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the purchase price and on and subject to the other terms and conditions set forth in this Agreement.

      2. Purchase Price. The purchase price for the Property (the "Purchase Price") shall be Five Million and 00/100 ($5,000,000.00) Dollars, which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

            2.1. Deposit. Seller and Buyer acknowledge that Buyer has delivered to Escrow Agent, in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, an initial cash deposit in the amount of Two Hundred Thousand Dollars ($200,000.00). Such amount, with all interest earned thereon, shall hereinafter be referred to as the "Deposit".

            2.2. Payment at Closing; Funding Agreement. At the consummation of the transaction contemplated hereby (the "Closing"), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price less the Deposit. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid by Escrow Agent to Seller at Closing by certified check or by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing, provided that Buyer shall be responsible for the timely performance of Escrow Agent hereunder.





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      3. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

            3.1. Authority. Seller is a limited partnership, duly organized and validly existing under the laws of the Commonwealth of Massachusetts, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

            3.2. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property or assets of the Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Seller in accordance with its terms.

            3.3. No Leases. There are no leases or occupancy agreements currently in effect which affect the Property.

            3.4. No Condemnation. Seller has not received any written notice of and to the best of Seller's knowledge there is no pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Property.

            3.5. No Rights in Others. No person or other entity has any right or option to acquire, lease or occupy all or any portion of the Property, except as disclosed in this Agreement.

            3.6. Contracts. There are no construction, management, leasing, service, equipment, supply, maintenance, concession or other agreements in effect with respect to the Property which will not be terminated by Seller prior to the Closing.

            3.7. Compliance. Seller has not received written notice of any existing violation of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Property.

            3.8. Litigation. There is no action, suit or proceeding pending or, to the best of Seller's knowledge, threatened against or affecting the Property, or arising out of the ownership, management or operation of the Property, this Agreement or the transactions contemplated hereby.

            3.9. FIRPTA. Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code.

            3.10. Bankruptcy. Seller, as debtor, has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any insolvency laws, or any laws for composition of indebtedness or for the reorganization of debtors.


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            3.11. Premises Condition. Seller has not received any written notice that (i) the Property is in violation of any governmental order or any law or regulation or (ii) the physical or environmental condition of the Property requires remediation or poses a material risk to human health or the environment. This representation shall survive the closing for one year.

      4. Conditions Precedent to Buyer's Obligations. All of Buyer's obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer's option):

            4.1. Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date.

            4.2. Performance. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

            4.3. Documents and Deliveries. All instruments and documents required on Seller's part to effectuate this Agreement and the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance consistent with the requirements herein.

            4.4. Inspection Period; Access; Purchase "As Is".

                  4.4.1. During the term of this Agreement and subject to
Section 4.4.2, Buyer, its agents and representatives, shall be entitled to enter upon the Property, upon reasonable prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests, all at Buyer's expense. Buyer shall repair any damage to the Property caused by any tests or investigations conducted by Buyer (including the proper disposal of any soil removed by Buyer from the Property for testing), and indemnify Seller from any and all liabilities, claims, costs and expenses resulting therefrom, provided that Buyer shall not hereby indemnify Seller from any liability arising from the mere discovery of contamination. The foregoing indemnification shall survive Closing or the termination of this Agreement.

                  4.4.2. The term "Inspection Period," as used herein, shall mean the period ending at 5:00 p.m. on October 4, 2001. Within two business days after the date hereof, Seller shall deliver to Buyer copies of all title policies, surveys, physical conditions and environmental reports in Seller's possession relating to the Property. Buyer may perform a Phase 1 environmental site assessment and, with Seller's permission if recommended by the Licensed Site Professional in the Phase 1 report, a Phase 2 assessment including soil and groundwater sampling. Buyer may terminate this Agreement, after inspection, surveying and testing of the Property, or should Seller refuse permission for a Phase 2 assessment, such termination to be in Buyer's sole discretion and given written notice of such election to Seller on any day prior to and including the final day of the Inspection Period, in which event the Deposit shall be returned


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forthwith to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. However, should such termination be caused by Seller's refusal to permit a Phase 2 environmental assessment, Seller shall reimburse Buyer promptly for all its out of pocket costs incurred in connection with its due diligence investigations up to an amount not to exceed Fifty Thousand Dollars ($50,000.00). In the absence of such written notice, the contingency provided for in this Section 4.4.2 no longer shall be applicable, and this Agreement shall continue in full force and effect, and Buyer shall be deemed to acquire the Property at the Closing in its as-is condition, subject to the requirements of Section 4.8 and Section 10 hereof.

            4.5. Survey. Buyer shall approve or disapprove the Survey, as hereinafter defined, in the following manner:

                  (a) Notice. On or before October 4, 2001, Buyer shall obtain, at Buyer's expense, a survey of the Property by a licensed surveyor or civil engineer, in sufficient detail to provide the basis for an ALTA owner's title insurance policy, showing the location of all easements, improvements and boundary encroachments (the "Survey"). On or before the expiration of the Inspection Period, Buyer shall give notice to Seller of Buyer's approval of the Survey or disapproval of any matters thereon ("Survey Exceptions"). Buyer's failure to give any notice within the time limit shall be deemed approval of the Survey, and this contingency shall be deemed satisfied.

                  (b) Survey Cure Period. Seller shall have the right, but not the obligation, to remove any Survey Exceptions within seven
                  (7) days after Buyer's notice of disapproval ("Survey Cure Period"), either by obtaining the surveyor's written agreement to make appropriate changes to the Survey or by taking other steps reasonably satisfactory to Buyer to permit such changes to the Survey.

                  (c) Waiver of Uncured Matters. If Seller does not cure any Survey Exceptions within the Survey Cure Period, Buyer shall have seven (7) days to give Seller written notice that Buyer waives its objections to the Survey Exceptions. If Buyer does not give such notice, this Agreement shall terminate whereupon the Deposit shall be returned forthwith to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

                  (d) Approved Survey. The Survey as approved by Buyer is referred to herein as the "Approved Survey".

            4.6. Title. Buyer shall review and approve or disapprove the condition of title to the Property in the following manner:

                  (a) Report and Notice. On or before October 4, 2001, Buyer shall obtain, at Buyer's expense, a title report ("Title Report") on the Property,


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                  together with copies of all documents underlying any
                  encumbrances to title ("Exceptions") shown on the Title Report. On or before the expiration of the Inspection Period, Buyer shall give notice to Seller of Buyer's approval of the Title Report or disapproval of any of the Exceptions. Buyer's failure to give any notice within the time limit shall be deemed approval of the Title Report, and this contingency shall be deemed satisfied.

                  (b) Title Cure Period. Seller shall use reasonable efforts, within seven (7) days after notice of Buyer's disapproval of any Exceptions (the "Title Cure Period"), to (i) remove any disapproved Exceptions or (ii) agree to remove any disapproved Exceptions on or before the Closing. If Seller gives notice, within the Title Cure Period, that Seller will remove any such disapproved Exception on or before the Closing, such Exception shall be deemed removed for purposes hereof, Seller shall be obligated to remove such Exception on or before the Closing, and Seller's failure to remove such exception on or before the Closing shall be a default by Seller hereunder. With respect to any Exception consisting of a financial encumbrance such as a mortgage, deed of trust, or other debt security, or any delinquent real estate taxes or mechanic's liens outstanding against the Property, such matter shall automatically be deemed a disapproved Exception; Seller hereby covenants to remove any such financial Exception on or before the Closing.

                  (c) Waiver of Uncured Exceptions. If Seller does not remove or agree to remove any disapproved Exception within the Title Cure Period, Buyer shall have seven (7) days to give Seller notice that Buyer waives its objections to such Exception. If Buyer does not give such notice, this Agreement shall terminate whereupon the Deposit shall be returned forthwith to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

                  (d) Approved Title. The condition of title as approved by Buyer is referred to herein as the "Approved Title".

                  (e) Later Changes to Condition of Title. Buyer shall have the right to approve or disapprove any exceptions to title that are revealed by the Survey or become of record after there is an Approved Title.

            4.7. Material Adverse Change. Between the expiration of the Inspection Period and the date of Closing, there shall have been no material adverse change in the condition of the Property, and no material adverse change to title or survey matters from the Approved Title and the Approved Survey shall have arisen.

            4.8 Municipal Lien Certificate. It is an express condition of the Closing that Seller shall obtain from the City of Fall River and deliver to Buyer a municipal lien certificate which identifies the Property as a separate parcel for real estate tax purposes, and which


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discloses the status of all real estate tax and water and sewer liabilities with respect to the Property.

      5. Failure of Conditions. Except as otherwise provided in Section 9.2 hereof, in the event Seller shall not be able to convey title to the Property on the date of Closing in accordance with the provisions of this Agreement, then Buyer shall have the option, exercisable by written notice to Seller at or prior to Closing, of (i) accepting at Closing such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, or (ii) declining to proceed to Closing. In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit shall be returned to Buyer.

      6. Closing; Deliveries.

            6.1. Time of Closing. The Closing shall take place at the Fall River Registry of Deeds at 10:00 a.m. on October 15, 2001 unless terminated by Buyer pursuant to Section 4.4.

            6.2. Seller Deliveries. At Closing, Seller shall deliver to Buyer the following, and it shall be a condition to Buyer's obligation to close that Seller shall have delivered the same to Buyer:

                  6.2.1. A Massachusetts Quitclaim Deed to the Property from Seller, duly executed and acknowledged by Seller and in form reasonably satisfactory to Buyer, including, if necessary, the representation of Seller that the sale of the Property is not a sale of all or substantially all of the assets of the Seller in the Commonwealth of Massachusetts, subject only to such title matters as are approved by Buyer pursuant to Sections 4.5 and 4.6.

                  6.2.2. A customary letter of indemnity in favor of the title insurer so that the title insurer may issue, without extra charge, an owner's policy of title insurance free of any exceptions for unfiled mechanics' or materialmen's liens for work performed by Seller prior to Closing, or for rights of parties in possession.

                  6.2.3. A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act ("FIRPTA"), as amended, in the form of Exhibit B, duly executed by Seller.

                  6.2.4. A copy of Seller's Limited Partnership Agreement and the Operating Agreement of Seller's general partner together with such evidence as may be appropriate in form satisfactory to the title insurer to confirm the authority of Seller to perform its obligations under this Agreement.

                  6.2.5. All architectural and engineering drawings and specifications, utilities layout plans, topographical plans and the like in the possession of Seller used in the construction, improvement, alteration or repair of the Property.

                  6.2.6. A Bill of Sale in the form of Exhibit C.


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                  6.2.7. An Assignment of Warranties, Permits, Approvals and
Other Intangibles in the form attached hereto as Exhibit D.

                  6.2.8. All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated hereby.

            6.3. Buyer Deliveries. At Closing, Buyer shall deliver to Seller the following, and it shall be a condition to Seller's obligation to close that Buyer shall have delivered the same to Seller:

                  6.3.1. In accordance with Seller's instructions, a wire transfer or certified check in the amount required under Section 2.2 hereof (subject to the adjustments provided for in this Agreement), transferred to the order or account of Seller or to such other person or persons as Seller shall designate in writing.

                  6.3.2. All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated hereby.

      7. Apportionments; Taxes; Expenses.

            7.1. Apportionments.

            7.2. Taxes and Utility Expenses. All real estate taxes, charges and assessments affecting the Property ("Taxes"), and any water and sewer charges, shall be prorated on a per diem basis as of the date of Closing. If any Taxes have not been finally assessed as of the date of Closing for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted when and if final bills are issued.

            7.3. Expenses. Each party will pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (1) all costs and expenses stated herein to be borne by a party, and (2) all of their respective accounting, legal and appraisal fees. Buyer, in addition to its other expenses, shall pay at Closing
(1) all recording charges incident to the recording of the deed for the Property, and (2) Buyer's title and survey costs. Seller, in addition to its other expenses, shall pay at Closing all documentary stamps, deed stamps, realty transfer taxes and brokerage commissions.

      8. Casualty and Condemnation; Insurance; Award.

      If at any time before the date of Closing there is damage or destruction to the Property the cost for repair of which exceeds Fifty Thousand Dollars ($50,000.00), and the Property cannot be restored to its original condition before Closing, or if any portion of the Property is condemned or taken by eminent domain proceedings by any public authority, then, at Buyer's option, this Agreement shall terminate, and the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

      If there is any damage or destruction or condemnation or taking, as above set forth, and if


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Buyer elects not to terminate this Agreement as therein provided, then (1) in the case of a taking, all condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing; and (2) in the case of a casualty, (a) Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies, less any costs of collection and any sums expended in restoration and (b) the Purchase Price shall be reduced by the amount of any deductible under such insurance policies.

      9. Remedies.

            9.1. Buyer Default. In the event Buyer breaches or fails, without legal excuse, to complete the purchase of the Property or to perform its obligations under this Agreement, then Seller shall, as its sole remedy therefor, be entitled to receive the Deposit (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default. Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer's breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties' best efforts to approximate such potential damages.

            9.2. Seller Default. In the event Seller breaches or fails, without legal excuse, to complete the sale of the Property or to perform its obligations under this Agreement, Buyer may, as its sole remedy therefor, either (i) enforce specific performance of this Agreement against Seller, or (ii) terminate this Agreement and receive its Deposit from Escrow Agent.

      10. Possession. Possession of the Property shall be surrendered to Buyer at Closing, free and clear of all occupants, with personal property and equipment (other than as set forth on the Bill of Sale) removed and any damage occasioned by such removal repaired, and broom clean.

      11. Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

                 11.1.    If to Seller:  Charles McAnsin Associates,
                                         A Limited Partnership
                                         c/o Joan Fabrics Corporation
                                         100 Vesper Executive Park
                                         Tyngsboro, MA  01879
                                         Attn:  Paul Buffum, Esq.
                                         Fax No.:  (978) 649-5424

                  with a copy to:        Goulston & Storrs, PC
                                         400 Atlantic Avenue
                                         Boston, MA  02110
                                         Attn: Donald L. Shulman, Esq.
                                         Fax No.:  (617) 574-4112






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                  If to Buyer:           Quaker Fabric Corporation of Fall River

                                         941 Grinnell Street
                                         Fall River, MA 02721
                                         Fax No:  508-678-2656
                                         Attn:    Cynthia L. Gordan, Esq.
                                         Vice President/General Counsel

                   With a copy to:       Hale and Dorr LLP
                                         60 State Street
                                         Boston, Massachusetts 02109
                                         Fax No.:  617-526-5000
                                         Attention: Katharine E. Bachman, Esq.

                   11.3     If to Escrow Agent:

                                         Stewart Title Guaranty Company
                                         99 Summer Street - 4th Floor
                                         Boston, MA 02110
                                         Attention:  Marie Franco, Esq.

      Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; or by overnight courier service. Any such notice or communication shall be effective when deposited with the mail or overnight courier service, or if by hand, when delivered or when delivery is refused.

      12. Brokers. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction, except for Cushman & Wakefield of Massachusetts, Inc. ("Broker"). Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation set forth in this Section 12. Seller shall be responsible for all brokerage commissions payable to the Broker. The provisions of this Section 12 shall survive Closing or the termination of this Agreement.

      13. Escrow Agent. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:

            13.1. Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

            13.2. Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent's


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duties under this Agreement shall be limited to those provided in this
Agreement.

            13.3. Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer, severally, shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

            13.4. Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both Buyer and Seller, or from a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

            13.5. Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection when acting in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

      14. Miscellaneous.

            14.1. Assignability. Buyer may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or other person without the consent thereto by Seller, such consent not to be unreasonably withheld or delayed. However, Buyer may assign or transfer such rights and obligations to any entity controlled by, controlling or under common control with Buyer. In the event of any such permitted assignment, Buyer shall remain liable hereunder.

            14.2. Governing Law; Bind and Inure. This Agreement shall be governed by the law of the Commonwealth of Massachusetts and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

            14.3. Recording. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition shall constitute a material breach of Buyer, entitling Seller to terminate this Agreement, in which event Seller shall be entitled to the Deposit hereunder.

            14.4. Time of the Essence. Time is of the essence of this Agreement.


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            14.5. Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

            14.6. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            14.7. Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

            14.8. Survival. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer shall be merged into the Closing and delivery of the deed.

            14.9. Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer's attorney is made for prompt recording of all instruments so procured in accordance with the standards of the Massachusetts Conveyancer's Association.

            14.10. Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

            14.11. No Marketing. Seller shall remove the Property from the market and cease all discussions with other prospective purchasers, and shall not solicit nor accept any offers, whether or not binding, regarding the Property during the term of this Agreement. Buyer acknowledges, however, that the Broker's "For Sale" sign currently located at the Property may remain at the Property through the date of Closing.

            14.12. Confidentiality. Prior to and after the Closing, any press release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Buyer and Seller. Seller, Buyer and Broker each agree not to disclose the terms of this Agreement to any third party, except as may be necessary for Buyer to secure financing, permits or public support for the development of the Property. The provisions of this Section 14.12 shall survive the Closing or any termination of this Agreement.

            14.13. Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally


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but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

            14.14. Subject to Approval. Notwithstanding any other provision of this Agreement, the obligation of Buyer to consummate the transaction contemplated herein shall be subject to the conditions that its Board of Directors and the Board of Directors of Quaker Fabric Corporation, the sole stockholder of Buyer, shall have approved the purchase of the Property by Buyer, pursuant to the terms and conditions of this Agreement, on or prior to the date that is three business days after the expiration of the Inspection Period (the "Board Approval Date"). If Buyer fails to give Seller notice on or before the Board Approval Date that either or both of such boards have disapproved the purchase of the Property by Buyer pursuant to the terms hereof, then this condition shall be deemed waived and this Agreement shall continue in full force and effect. If, however, Buyer gives notice to Seller of such disapproval as required above, then this Agreement shall terminate and neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be returned to Buyer and each party shall bear its own costs hereunder.

                              [End of text on page]


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      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                        SELLER:

                                        CHARLES McANSIN ASSOCIATES,
                                        A LIMITED PARTNERSHIP

                                        By:  McDonna, LLC, general partner

                                        By:____________________________________
                                        Its:___________________________________


                                        BUYER:

                                        QUAKER FABRIC CORPORATION OF FALL RIVER

                                        By:____________________________________
                                        Its:___________________________________


                                        ESCROW AGENT:

                                        STEWART TITLE GUARANTY COMPANY

                                        By:____________________________________
                                        Its:___________________________________

      The undersigned hereby executes this Agreement for the purpose of confirming its agreement to be bound by the provisions of Section 14.12 above.

                                        BROKER:

                                        CUSHMAN & WAKEFIELD OF
                                        MASSACHUSETTS, INC.

                                        By:____________________________________
                                        Its:___________________________________


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                                List of Exhibits

Exhibit A           -        Description of Property
Exhibit B           -        Non-Foreign Affidavit
Exhibit C           -        Bill of Sale
Exhibit D           -        Assignment of Permits, etc.


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                                    EXHIBIT A

                             DESCRIPTION OF PROPERTY

      The parcel of land with the approximately 164,000 square foot building thereon located at 1450 Brayton Avenue, Fall River, Massachusetts, more fully described on the plan attached hereto.

      The Property does not include any of the following personal property or equipment which might be considered a fixture: any textile manufacturing equipment and/or equipment owned or used by Main Street Textiles, L.P. in the manufacturing or finishing of fabric including, but not limited to the finishing line, bulk storage system and compressors located at 1450 Brayton Avenue, Fall River, Massachusetts.


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                                    EXHIBIT B

                              NON-FOREIGN AFFIDAVIT

      Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by CHARLES McANSIN ASSOCIATES, A LIMITED PARTNERSHIP ("Seller"), the undersigned hereby certifies the following:

      1. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

      2.    Seller's U.S. taxpayer identification number is [___________]; and

      3.    Seller's address is ________________________________.

      The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both. Under penalties of perjury, the undersigned declares that it has examined this certification and to the best of its knowledge and belief it is true, correct, and complete, and further declares that it has authority to sign this document.

Date: As of _____________, ____            CHARLES McANSIN ASSOCIATES,
                                           A LIMITED PARTNERSHIP

                                           By: McDonna, LLC, general partner


                                               By: ____________________________
                                                   Name:
                                                   Title:


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                                    EXHIBIT C

                                  BILL OF SALE

      Charles McAnsin, A Limited Partnership ("Seller"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants, bargains, sells, transfers and delivers to Quaker Fabric Corporation of Fall River a Massachusetts corporation ("Buyer"), all of Seller's fixtures, equipment and personal property (other than textile manufacturing equipment) located on or used in connection with the real property described on
Schedule 1 (the "Real Property") attached hereto, including, if any, all blinds, window shades, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, trees, shrubs, plants, and air conditioning equipment and ventilators (collectively, the "Personal Property"), to have and to hold the Personal Property unto Buyer, its successors and assigns, forever. This Bill of Sale does not include any equipment owned or used by Main Street Textiles, L.P. in the manufacturing or finishing of fabric including but not limited to the finishing line, bulk storage system and compressors located on the Real Property on August 29, 2001.

      Seller hereby represents and warrants to Buyer that Seller has good title in and to the Personal Property, free and clear of all liens and encumbrances, and Seller has the full right, power and authority to sell the Personal Property and to make and execute this Bill of Sale. Seller hereby agrees to warrant and defend the title to the Personal Property conveyed hereby to Buyer against the lawful claims and demands of all persons.

      Buyer accepts the Personal Property in its "as is" condition, without representation or warranty of any kind by Seller.

      Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

      Executed under seal this ____ day of __________ 2001.

                                      CHARLES McANSIN ASSOCIATES,
                                      A LIMITED PARTNERSHIP

                                      By:      McDonna, LLC, general partner


                                               By: ____________________________
                                                   Name:
                                                   Title:


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



                                   SCHEDULE 1

                            REAL PROPERTY DESCRIPTION


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



                                    EXHIBIT D

                           ASSIGNMENT OF PERMITS, ETC.

                                  See attached


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



             ASSIGNMENT OF PERMITS, APPROVALS AND OTHER INTANGIBLES

DATE:            October ____, 2001

ASSIGNOR:        Charles McAnsin Associates, A Limited Partnership, a
                 Massachusetts limited partnership

ASSIGNEE:        Quaker Fabric Corporation of Fall River, a Massachusetts
                 corporation

                                    RECITALS:

      A. Assignor presently owns the real property described in Exhibit "A" to this Assignment and the improvements and personal property located thereon (the "Property").

      B. WHEREAS, Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of August ___, 2001 (the "Purchase Agreement"), wherein Assignor agreed to sell and Assignee agreed to buy the Property;

      C. Assignor desires to sell the Property to Assignee, and in connection therewith, Assignor desires to assign to Assignee and Assignee desires to acquire Assignor's interest, if any, in and to the following described rights, interests and property inuring to the benefit of Assignor and relating to the Property.

      FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Assignor agrees as follows:

      1. Assignment. Assignor assigns, transfers, sets over, and conveys to Assignee all of Assignor's right, title, and interest, if any, in and to and to the extent they are assignable (i) any warranties and/or guaranties, express or implied, from contractors, builders, manufacturers, and/or suppliers inuring to the benefit of Assignor and relating to the Property, (ii) any licenses or permits relating to the Property (but not the manufacturing operations of Main Street Textiles, L.P.), provided that Assignor does not hereby warrant as to the assignability of any of the same.

      2. Binding Effect. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

      3. Construction; Definitions. This Assignment shall be construed according to Massachusetts law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.


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



      DATED as of the day and year first above written.

                                         CHARLES McANSIN ASSOCIATES,
                                         A LIMITED PARTNERSHIP

                                         By:  McDonna, LLC, general partner


                                              By: _____________________________
                                                  Name:
                                                  Title:


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